Exhibit 99.1

Ark Restaurants Announces Financial Results for the
First Quarter of 2019

CONTACT:

Anthony J. Sirica

(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York – February 11, 2019 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended December 29, 2018.

Total revenues for the three-month period ended December 29, 2018 were $40,548,000 versus $39,340,000 for the three months ended December 30, 2017.

Company-wide same store sales increased 2.9% for the three-month period ended December 29, 2018 compared to the same three month period in the prior year.

The Company’s EBITDA, adjusted for non-controlling interests, non-cash stock option expense and losses incurred on the closure of Durgin-Park discussed below, for the three-month period ended December 29, 2018 was $2,543,000 versus $2,071,000 during the same three-month period in the prior year.

As of December 29, 2018, the Company determined that it would not be able to operate Durgin-Park profitably due to decreased traffic at the Faneuil Hall Marketplace in Boston, MA, where it is located, and rising labor costs. As a result, included in the Statement of Operations for the 13 weeks ended December 29, 2018 is a loss on closure in the amount of $1,067,000 consisting of: (i) impairment of trademarks of $721,000, (ii) accelerated depreciation of fixed assets of $333,000, and (iii) write-offs of prepaid expenses of $13,000. The restaurant was closed on January 12, 2019.

Net income (loss) for the three-month period ended December 29, 2018, which includes losses as a result of non-cash write-offs on the closure of Durgin-Park in the amount of $1,067,000, was ($62,000), or ($0.02) per basic and diluted share compared to net income of $1,627,000, or $0.47 per basic share ($0.46 per diluted share), for the same three-month period last year. The three-month period ended December 30, 2017 includes a discrete income tax benefit of $1.2 million related to changes in the tax law.

Ark Restaurants owns and operates 19 restaurants and bars, 19 fast food concepts and catering operations primarily in New York City, Florida, Washington, D.C, Las Vegas, Nevada and the gulf coast of Alabama. Five restaurants are located in New York City, two are located in Washington, D.C., five are located in Las Vegas, Nevada, three are located in Atlantic City, New Jersey, two are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts; and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino and a restaurant in the Tropicana Hotel and Casino. The operations at the Foxwoods Resort Casino consist of one fast food concept. The Florida operations include the Rustic Inn in Dania Beach, Shuckers, located in Jensen Beach, the operation of five fast food facilities in Tampa, and seven fast food facilities in Hollywood, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores, Alabama and one in Spanish Fort, Alabama.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.

Consolidated Statements of Operations

For the 13 week periods ended December 29, 2018 and December 30, 2017

(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended

	December 29,	December 30,
	2018	2017

TOTAL REVENUES	$40,548	$39,340

COST AND EXPENSES:

Food and beverage cost of sales	10,476	10,218
Payroll expenses	14,105	13,710
Occupancy expenses	5,005	5,031
Other operating costs and expenses	4,975	5,117
General and administrative expenses	3,409	3,079
Loss on closure of Durgin-Park	1,067	-
Depreciation and amortization	1,206	1,303

Total costs and expenses	40,243	38,458

OPERATING INCOME	305	882

INTEREST EXPENSE, net	(297)	(219)

INCOME BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	8	663

Provision (benefit) for income taxes	23	(1,078)

CONSOLIDATED NET INCOME (LOSS)	(15)	1,741

Net income attributable to non-controlling interests	(47)	(114)

NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(62)	$1,627

NET INCOME (LOSS) PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$(0.02)	$0.47
Diluted	$(0.02)	$0.46

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,474	3,432
Diluted	3,474	3,549

EBITDA Reconciliation:
Pre tax income	$8	$663
Depreciation and amortization	1,206	1,303
Interest expense, net	297	219
EBITDA (a)	$1,511	$2,185

EBITDA, adjusted for non-controlling interests, non-cash stock option expense and loss on closure of Durgin-Park:
EBITDA (as defined) (a)	$1,511	$2,185
Net income attributable to non-controlling interests	(47)	(114)
Non-cash stock option expense	12	-
Loss on closure of Durgin-Park	1,067	-
EBITDA, as adjusted	$2,543	$2,071

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company’s past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.